PROSPECTUS SUPPLEMENT                                         File No. 333-83374
----------------------                                            Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated April 1, 2002)
Prospectus number: 2244

                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                                Fixed Rate Notes

Principal Amount:    $100,000,000     Original Issue Date:   September 13, 2002

CUSIP Number:        59018YNP2        Stated Maturity Date:  March 12, 2004

Interest Calculation:                 Day Count Convention:
---------------------                 ---------------------
|X| Regular Floating Rate Note        |X| Actual/360
|_| Inverse Floating Rate Note        |_| 30/360
      (Fixed Interest Rate):          |_| Actual/Actual

Interest Rate Basis:
--------------------
|X| LIBOR                             |_| Commercial Paper Rate
|_| CMT Rate                          |_| Eleventh District Cost of Funds Rate
|_| Prime Rate                        |_| CD Rate
|_| Federal Funds Rate                |_| Other (see attached)
|_| Treasury Rate
   Designated CMT Page:                  Designated LIBOR Page:
         CMT Telerate Page:                    LIBOR Telerate Page:
         CMT Reuters Page:                     LIBOR Reuters Page:

Index Maturity:         One Month          Minimum Interest Rate: Not Applicable

Spread:                 0.3000%            Maximum Interest Rate: Not Applicable

Initial Interest Rate:  Calculated as      Spread Multiplier:     Not Applicable
                        if the Original
                        Issue Date was
                        an Interest
                        Reset Date

Interest Reset Dates:   Monthly, on the 12th of every month, commencing
                        October 12, 2002, subject to modified following business day convention.

Interest Payment Dates: Monthly, on the 12th of every month, commencing
                        October 12, 2002, subject to modified following business day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated
                        Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated
                        Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                JPM Chase Bank

Dated:                  September 10, 2002


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
Merrill Lynch & Co., Inc.                                          Filed under Rule 424 (b)(3), Registration Statement No. 333-83374
$4,000,000,000                                                                Pricing Supplement No. 10012 - dated September 6, 2002
Merill Lynch Notes Due Nine Months or             (To prospectus dated April 1, 2002 and prospectus supplement dated April 22, 2002)
More from Date of Issue
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   CUSIP            Aggregate        Price to       Purchasing         Interest Rate   Interest Payment Stated Maturity   Survivor's
   Number         Principal Amount   Public(1)   Agent's Discount(1)     Per Annum        Frequency          Date           Option
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
  5901M0BD0         $3,587,000        100.0%          1.5000%            5.00%            Monthly          9/11/2012          Yes

Redemption Information: Redeemable at the option of Merrill Lynch &Co., Inc. on 9/15/2004 and each Interest Payment Date thereafter, at a price equal to 100%.
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                                  Trade Date: Friday September 6, 2002                                           Merrill Lynch & Co.
Merrill Lynch & Co., Inc. [LOGO]  Issue Date: Wednesday September 11, 2002                                          Purchasing Agent
4 World Financial Center          Minimum Denominations/Increments: $1,000/$1,000                                Acting as Principal
New York, NY 10080                Original Issue Discount: No
                                  All trades settle without accrued interest and clear SDFS: DTC Book-Entry only
                                  Merrill Lynch DTC Participant Number:  5132

                                  (1) Expressed as a percentage of the aggregate principal amount.
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